EXHIBIT 99-1B
                       ARTICLES SUPPLEMENTARY
                                 OF
                     MANULIFE SERIES FUND, INC.

  A. Article V of the Corporation's Articles of Incorporation as supplemented by Articles Supplementary is supplemented as follows:

       In addition to the six classes of common stock previously authorized, the Corporation may issue one hundred million (100,000,000) shares of its authorized common stock, par value of one cent ($0.01) per share, in each of the following classes of common stock, each such class comprising the number of shares and having the designation indicated, subject, however, to the authority of the Board of Directors to increase and decrease the number of shares of each such class:

                 Class                         Number of Shares

  International Fund Common Stock                100,000,000

  Pacific Rim Emerging Markets Fund
       Common Stock                              100,000,000

  The powers, preferences and rights and qualifications, limitations and restrictions of each such class shall be as set forth in Article V(c) of the Articles of Incorporation. As provided in Article V of the Articles of Incorporation, the Board

  of Directors may change the designation of any class, may increase or decrease the number of shares of any class, provided that the number of shares of any class shall not be decreased by the Board of Directors below the number of shares thereof then outstanding, and may reclassify any unissued shares into one or more classes that may be established and designated from time to time.

       B. As provided in Article V(c) of the Articles of Incorporation, the class designated International Fund Common Stock and the class designated Pacific Rim Emerging Markets Fund Common Stock shall have the following powers, preferences and rights and qualifications, restrictions and limitations:

            (1) Assets Belonging to a Class. All consideration received by the Corporation for the issue or sale of shares of a particular class, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds whatever form the same may be shall irrevocably belong to that class for all purposes, subject only to the
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  rights of  creditors, and shall  be so recorded  upon the books and accounts of the Corporation. Such consideration, assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, together with any General Items allocated to that class as provided in the following sentence, are herein referred to as "assets belonging to" that class. In the event that there are any assets, income, earnings, profits, proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular class (collectively "General Items"), such General Items shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable, and any General
  Items so allocated to a  particular class shall belong  to that
  class.   Each such allocation  by the Board  of Directors shall
  be conclusive and binding for all purposes.

            (2) Liabilities Belonging to a Class. The assets belonging to each particular class shall be charged with the liabilities of the Corporation in respect of that class and all expenses, costs, charges and reserves attributable to that class, and any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as belonging to any particular class shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable. The liabilities, expenses, costs, charges and reserves allocated and so charged to a class are herein referred to as "Liabilities belonging to" that class. Each allocation of liabilities, expenses, costs, charges and reserves by the Board of Directors shall be conclusive and binding for all purposes.

            (3)  Dividends.    The Board  of  Directors may  from
  time to time declare and pay dividends or distributions, in stock or in cash, on any or all classes of stock, the amount of such dividends and distributions and the payment of them being wholly in the discretion of the Board of Directors. Dividends may be declared daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing for actual and accrued liabilities belonging to that
  class.    All  dividends  or  distributions  on   shares  of  a
  particular class shall be paid only out of surplus or other lawfully available assets determined by the Board of Directors as belonging to such class. The Board of Directors shall have the power, in its sole discretion, to distribute in any fiscal year as dividends, including dividends designated in whole or
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  in part as capital gains  distributions, amounts sufficient, in
  the  opinion  of  the  Board   of  Directors,  to  enable   the
  Corporation to qualify as a  regulated investment company under
  the  Internal  Revenue  Code  of  1986,  as   amended,  or  any
  successor  or  comparable  statute   thereto,  and  regulations
  promulgated  thereunder,  and  to   avoid  liability  for   the
  Corporation for Federal income tax in respect of that year. In furtherance, and not in limitation of the foregoing, in the event that a class of shares has a net capital loss for a fiscal year and to the extent that a net capital loss for a fiscal year offsets net capital gains from one or more of the
  other  classes,   the  amount  to   be  deemed  available   for
  distribution to the class or classes with the net capital gain may be reduced by the amount offset.

            (4) Liquidation. In the event of the liquidation of the Corporation or of the assets attributable to a particular class, the shareholders of each class that has been established and designated and is being liquidated shall be entitled to receive, as a class, when and as declared by the Board of Directors, the excess of the assets belonging to that class over the liabilities belonging to that class. The holders of shares of any class shall not be entitled thereby to any distribution upon liquidation of any other class. The assets so distributable to the shareholders of any particular class shall be distributed among such shareholders in proportion to the number of shares of that class held by them and recorded on the books of the Corporation. The liquidation of assets attributable to any particular class in which there are shares then outstanding may be authorized by vote of a majority of the Board of Directors then in office, subject to the approval of a majority of the outstanding voting securities of that class, as defined in the Investment Company Act of 1940, as amended or any successor or comparable statute thereto. In the event that there are any general assets not belonging to any particular class of stock and available for distribution, such distribution shall be made to holders of stock of various classes in such proportion as the Board of Directors determines to be fair and equitable, and such determination by the Board of Directors shall be conclusive and binding for all purposes.

       C. The classification of the Corporation's common stock described above was made by action of the Board of Directors pursuant to authority contained in Article V of the Articles of Incorporation.

       IN WITNESS WHEREOF, the undersigned officers of MANULIFE SERIES FUND, INC. hereby execute the foregoing Articles Supplementary and acknowledge the same to be the act of this Corporation and further acknowledge that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties for perjury.
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       DATED the 22nd day of February, 1994.

                                     Donald A. Guloien
                                            President

  Attested:

            [seal]

  Sheri L. Kocen
    Secretary